Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NRG ENERGY, INC.

NRG Energy, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify that:

FIRST:  The name of the Corporation is: NRG Energy, Inc.

SECOND:  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on May 29, 1992.

THIRD:  The Amended and Restated Certificate of Incorporation of the Corporation (the “Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on May 1, 2012.

FOURTH:  Article Seven of the Amended and Restated Certificate of Incorporation shall be amended and restated in its entirety to read as follows:

ARTICLE SEVEN

Subject to any rights of the holders of any series of Preferred Stock to elect additional Directors under specified circumstances, the Board of Directors shall have no more than sixteen (16) nor less than three (3) members, with the exact number of Directors constituting the full board to be determined from time to time by the affirmative vote of a majority of the total number of Directors then in office.  Newly created directorships resulting from an increase in the size of the Board of Directors may be filled by the affirmative vote of a majority of the total number of Directors then in office or by vote of the stockholders.

FIFTH:  The Board of Directors of the Corporation approved and adopted the foregoing amendment to the Amended and Restated Certificate of Incorporation and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.

SIXTH:  The stockholders of the Corporation duly approved and adopted said proposed amendment at a Special Meeting of Stockholders held on November 9, 2012, in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned affirms as true the foregoing under penalties of perjury, and has executed this Certificate of Amendment this 14th day of December, 2012.

NRG ENERGY, INC.

By:	/s/ Brian Curci
	Name:	Brian Curci
	Title:	Corporate Secretary